Exhibit 99.56

“MEDIASET ESPAÑA COMUNICACIÓN, S.A.”, for the purposes contemplated in article 227 of the consolidated text of the Spanish Securities Market Act approved by Royal Legislative Decree 4/2015 of 23 October, announces the following:

RELEVANT INFORMATION

Further to the relevant information notice dated 28 November 2019 (official register number 284,013), it is reported that the Board of Directors of Mediaset España Comunicación, S.A. (the “Company”), in its meeting held on 28 November 2019, has resolved to call an Extraordinary General Shareholders’ Meeting which will be held at the registered office of the Company, on 5 February 2020 at 12:00 hours, on a single call.

The complete text of the calling notice of the Extraordinary General Shareholders’ Meeting is set out below. This calling notice together with the remaining documentation regarding the Extraordinary General Shareholders’ Meeting is available at the registered office and on the Company’s website (http://www.telecinco.es/inversores/es/).

Madrid, 5 December 2019

Mr. Mario Rodríguez Valderas
Secretary to the Board of Directors

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

NOTICE CONVENING AN EXTRAORDINARY GENERAL MEETING

The Board of Directors of Mediaset España Comunicación, S.A. (the “Company” or “Mediaset España”) has resolved to call an extraordinary general shareholders meeting, to be held at the Company’s registered office in Madrid, Carretera de Fuencarral a Alcobendas nº 4 (28049), at 12:00 hours on 5 February 2020, on a single call (the “Extraordinary General Meeting”), in accordance with the following:

AGENDA

1.              Amendment of certain terms of the proposal for the articles of association of the absorbing company (Mediaset Investment, N.V.), the “Terms and Conditions for Special Voting Shares”, the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset” and the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset España”, all of which were approved by the extraordinary general meeting of shareholders of the Company held on 4 September 2019 as part of the documentation attached to the cross-border merger resolution of Mediaset España Comunicación, S.A., Mediaset, S.p.A., and Mediaset Investment N.V. as well as the information relating to the composition of the board of directors of the absorbing company contained in that resolution.

2.                  Delegation of powers in relation to the foregoing resolution.

RIGHT TO SUBMIT NEW RESOLUTION PROPOSALS

In accordance with article 519 of the Companies Law approved by Royal Legislative Decree 1/2010 of 2 July (Ley de Sociedades de Capital — “LSC”), shareholders representing at least three percent (3%) of the Company’s share capital may submit duly grounded proposed resolutions on the items on the Extraordinary General Meeting’s agenda.

This right may be exercised by sending a certified notification to be received at the Company’s registered office (marked for the attention of the Dirección General Corporativa -Carretera de Fuencarral a Alcobendas 4, Madrid 28049-) within five days following the publication of this notice (i.e. no later than 10 December 2019), indicating the identity of the shareholders exercising the right and the number of shares held, as well as the grounded proposed resolutions on matters on this agenda and, where appropriate, any other relevant documentation.

This document is a non-binding and unofficial translation of the corresponding document in Spanish, and is provided merely for informational purposes. In case of any discrepancy between the text of this translation and the text of the original Spanish document, the text of the original Spanish document shall prevail.

RIGHT TO ATTEND

Those shareholders registered as holding any number of shares with voting rights have the right to attend the Extraordinary General Meeting. Shareholders are required to have their shares registered in their name in the relevant book entry system five (5) days prior to the date of the Extraordinary General Meeting (i.e. 30 January 2020). Compliance with this requirement will be confirmed by the presentation of an attendance, voting, proxy or distance voting card (the “Attendance/Proxy Card”), or an appropriate validation certificate issued by the entity responsible for the share registry system, or by any other means which provide, in accordance with current legislation, sufficient proof of registration.

In order to prove the shareholder’s identity and right to attend (or that of the person who validly represents the shareholder), upon entering the premises where the Extraordinary General Meeting is held, the attendees may be asked to show the Attendance/Proxy Card issued by the Company, the documents evidencing their status as representatives of a corporate shareholder, and their national identity card or any other equivalent official identity document.

RIGHT TO REPRESENTATION

In accordance with Article 27 of the Articles of Association, Section 12 of the General Meeting Regulations and this notice, shareholders entitled to attend the Extraordinary General Meeting may appoint a representative, who need not be a shareholder, to represent them at the Extraordinary General Meeting.

The proxy may be granted by filling in the proxy section of the Attendance/Proxy Card or by any other legally approved procedure. The proxy form shall include or append the agenda, the representative’s identity, the request for instructions on how to vote and voting directions for the proxy in the event no specific instructions have been provided, all of the foregoing subject, where applicable, to the provisions of the law. In the event that the instructions do not specify the identity of the representative, a proxy will be presumed to have been granted to the chairperson of the Extraordinary General Meeting.

If a public request of representation is made, the representative may not vote on those items of the agenda in which he/she has a conflict of interest, unless the representative received specific voting instructions from the shareholders for each of such items and without detriment to the possibility of the shareholder’s representative to appoint a substitute for such cases.

There will be a conflict of interest in the cases provided for in applicable legislation. In any case, it is understood that the members of the Board of Directors have a conflict of interest in the cases set out in the LSC.

In this case, unless expressly stated otherwise, when the directors prepare a public request for representation, the voting rights attached to the shares represented shall be exercised by the chairperson of the Extraordinary General Meeting.

Unless otherwise stated, it will be considered that the shareholder gives precise instructions to vote in favour of the resolutions proposed by the Board of Directors in the Extraordinary General Meeting.

A proxy may also include proposed resolutions not formulated by the Board of Directors or those matters which, although not included in the agenda of the meeting, may be put to a vote at the Extraordinary General Meeting as permitted by law, it being presumed that, unless stated otherwise, the shareholder instructs the proxy to abstain from voting on such matters. If the proxy does not include these types of resolutions or matters, it will be presumed that the shareholder has instructed the proxy to abstain from voting on them.

RIGHT TO INFORMATION

From the publication of this notice until the Extraordinary General Meeting, the Company will give uninterrupted access on its website (http://www.telecinco.es/inversores/es/), except in cases of force majeure or technical issues beyond its control, and with the possibility of downloading and printing, to the following information and documentation

1.              This notice calling the Extraordinary General Meeting.

2.              The full text of the proposed resolutions corresponding to the items on the agenda, submitted by the Board of Directors of the Company for approval by the Extraordinary General Meeting.

3.              The Board of Directors’ report of Mediaset España on the amendment of certain terms of the merger resolution approved by the extraordinary general meeting of shareholders of the Company on 4 September 2019.

4.              The Board of Directors’ report of Mediaset, S.p.A. on the amendment of certain terms of the merger resolution approved by the extraordinary general meeting of shareholders of the Company on 4 September 2019.

5.              The Board of Directors’ report of Mediaset, S.p.A. on the amendment of certain articles of the proposed version of the articles of association of Mediaset Investment, N.V., of the “Terms and Conditions for Special Voting Shares”; of the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset”; and of the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset España”.

6.              The full new text of the proposed articles of association of Mediaset Investment N.V. after the Merger, highlighting the proposed amendments.

7.              The full new text of the “Terms and Conditions for Special Voting Shares”, highlighting the proposed amendments.

8.              The full new text of the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset”, highlighting the proposed amendments.

9.              The full new text of the “Terms and Conditions for the Initial Allocation of Special Voting Shares A - Mediaset España”, highlighting the proposed amendments.

10.       The identity of those who, as of today, are expected to be proposed as directors of MFE - MediaforEurope N.V. (“MFE”, the name to be adopted by Mediaset Investment N.V. subsequent to the Merger) as a result of the Merger, as well as the date from which they have held their posts.

11.       Information on the total number of shares and voting rights as of the date of the Extraordinary General Meeting call.

12.       Rules applicable to representation and voting by remote means.

13.       Attendance/Proxy Card.

In accordance with applicable law, from the date of publication of this notice, shareholders may examine at the Company’s registered office (Carretera de Fuencarral a Alcobendas, nº 4, 28049, Madrid), and request the immediate and free delivery (by e-mail with acknowledgement of receipt if the shareholder accepts this method) of the documentation related to the holding of the Extraordinary General Meeting referred to in points 1 to 13 above. Requests for this documentation may be made either by ordinary mail addressed to the Shareholder Service Office (Oficina de Atención del Accionista, by telephone (91 358 87 17) or by e-mail to inversores@mediaset.es.

It is also noted that the information relating to the Merger that was made available to the shareholders on the occasion of the notice of the extraordinary general meeting held on 4 September 2019, as well as the resolutions adopted at that meeting (replacing the proposed resolutions), are available on the Company’s website (http://www.telecinco.es/inversores/es/). Among others, the following documents are available to shareholders:

1.              The tripartite cross-border common merger plan prepared by the Boards of Directors of Mediaset España, Mediaset, S.p.A., and Mediaset Investment N.V. (the “Common Merger Plan”).

2.              The Board of Directors reports of Mediaset España, Mediaset, S.p.A., and Mediaset Investment N.V. on the Common Merger Plan.

3.              The reports on the Common Merger Plan prepared by Grant Thornton, S.L.P., PricewaterhouseCoopers, S.p.A. and Deloitte Accountants B.V., as independent experts.

4.              The annual accounts and management reports of the Company and Mediaset, S.p.A., for the last three financial years, and of Mediaset Investment N.V. for the last two financial years, as well as the corresponding audit reports. The balance sheets included in the 2018 annual accounts of Mediaset España, Mediaset, S.p.A., and Mediaset Investment constitute the corresponding Merger balance sheets.

5.              Current articles of association of the Company, Mediaset, S.p.A., and Mediaset Investment N.V.

6.              The full text of the initial proposal of the articles of association of Mediaset Investment N.V. after the Merger, highlighting the proposed amendments to the current articles of association.

7.              The identity of the current directors of the Company, Mediaset, S.p.A., and Mediaset Investment N.V., and who it was initially expected would be proposed as directors of MFE as a result of the Merger, as well as the date from which they have held their posts.

In addition, from the date of publication of this notice and up to and including the fifth calendar day prior to the date scheduled for the Extraordinary General Meeting (i.e. up to and including 31 January 2020), shareholders may make written requests for information or clarifications that they deem necessary, or pose the written questions that they believe are relevant, regarding the items included on the agenda of the meeting, the information available to the public that the Company has filed with the National Securities Market Commission since the last general meeting held on 4 September 2019, and concerning the reports of the Company’s external auditors.

The foregoing is without prejudice to the right of any shareholder during the Extraordinary General Meeting to verbally request the information or clarifications it deems appropriate regarding the items included on the agenda or to request the clarifications they deem necessary regarding the information referred to in this paragraph.

SPECIAL MEANS OF INFORMATION

In accordance with the LSC, shareholders can exercise their right to access information about the Company on its website (http://www.telecinco.es/inversores/es/), where it also publishes the information required under securities market legislation.

The Company’s website will include an electronic shareholders forum, which will be accessible to both individual shareholders as well as voluntary associations of shareholders that may be created in accordance with the LSC, in order to facilitate communication between them prior to the Extraordinary General Meeting.

PROXY VOTING AND REMOTE VOTING

The Board of Directors has decided, in compliance with Articles 27 and 33 of the Articles of Association and Sections 16 and 26 of the General Meeting Regulations, to allow shareholders to vote by proxy and remotely in advance of the date of the Meeting, provided that all statutory requirements as well as those specified for this meeting are met.

1.              Remote voting:

Shareholders with the right to vote who do not attend the Extraordinary General Meeting may, in advance of the date it is held, vote via one of the following methods:

(i)             Electronic means:

Procedure: in order to issue a distance vote by electronic means before the Extraordinary General Meeting is held, shareholders should visit the Company’s website (http://www.telecinco.es/inversores/es/) and go to the page dedicated to the 2020 Extraordinary General Meeting titled “Proxy and Remote” Voting and follow the instructions given there.

Identification: pursuant to Section 26 of the General Meeting Regulations, to guarantee the proper identification and authentication of the shareholders exercising their voting rights prior to the Extraordinary General Meeting via electronic means, the Board of Directors requires that they do so using a recognised electronic certificate and advanced electronic signature, as per the Electronic Signature Law 59/2003 of 19 December, and specifically that (i) their Electronic User Certificate has been issued by the Spanish Mint’s Public Certification Authority (CERES) and not been cancelled; or (ii) their recognised electronic certificate is incorporated in their national electronic identity document, issued in accordance with Royal Decree 1553/2005 of 23 December regulating the issuance of national identity documents and electronic signature certificates.

All shareholders in possession of an electronic signature that complies with either of these two requirements and use it for identification purposes may cast his/her/its vote on the items of the agenda.

Requirements: only votes issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

(ii)          By post:

Procedure: shareholders wishing to cast their vote by post in advance of the Extraordinary General Meeting must fill in the section titled “Remote Voting” on the Attendance/Proxy Card issued by the Company.

Once the Attendance/Proxy Card has been filled in and signed, it may be sent by any of the following methods:

a.              By post, addressed to: “Mediaset España Comunicación, S.A.” (Extraordinary General Meeting 2020), Dirección General Corporativa, Carretera de Fuencarral a Alcobendas nº 4, 28049 Madrid.

b.              Using the prepaid reply envelope supplied, as the case may be, with the Attendance/Proxy Card.

c.               In person, to the address given above.

Requirements: only votes issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

2.              Remote delegation:

Shareholders with the right to vote but who do not attend the Extraordinary General Meeting may, in advance of the date of the meeting, appoint a proxy by one of the following methods:

(i)             Electronic means:

Procedure: shareholders wishing to appoint a proxy electronically, in advance of the Extraordinary General Meeting, should visit the Company’s website (http://www.telecinco.es/inversores/es/) and go to the page dedicated to the 2020 Extraordinary General Meeting titled “Proxy and Remote Voting” and follow the instructions given there.

Identification: pursuant to section 26 of the General Meeting Regulations, to guarantee proper identification and authentication of the shareholders appointing a proxy prior to the Extraordinary General Meeting via electronic means, the Board of Directors requires that they do so using a recognised electronic certificate and advanced electronic signature, as per the Electronic Signature Law 59/2003 of 19 December, and specifically that (i) their Electronic User Certificate has been issued by the Spanish Mint’s Public Certification Authority (CERES) and not been cancelled; or (ii) their recognised electronic certificate is incorporated in their national electronic identity document, issued in accordance with Royal Decree 1553/2005 of 23 December regulating the issuance of national identity documents and electronic signature certificates.

All shareholders in possession of an electronic signature which complies with either of these two requirements and use it for identification purposes may appoint a proxy by remote electronic communication means.

Requirements: only proxies issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

Shareholders appointing a proxy via electronic means are obliged to inform the proxy of their appointment so that they can accept it. An appointment will be considered accepted when the proxy identifies him or herself with his or her national identity document or passport on the designated date and at the place where the Extraordinary General Meeting is held within two hours prior to its commencement, so that the shareholders registry personnel can verify the proxy, providing, if necessary, a copy of the electronic proxy.

Should shareholders appoint the chairperson of the Extraordinary General Meeting as their proxy, notification and acceptance will be considered effected on receipt of the electronic proxy by the Company in the proper form and within the specified deadline.

The proxy may only cast a vote on behalf of the shareholder who has appointed him/her by attending the meeting in person.

(ii)          By post:

Procedure: shareholders wishing to appoint a proxy by post, in advance of the Extraordinary General Meeting, must fill in the section titled “Vote by Proxy” on the Attendance/Proxy Card issued by the Company.

Shareholders wishing to appoint the chairperson of the Extraordinary General Meeting as their proxy must post their Attendance/Proxy Card, filled in and signed, to the Company’s registered office.

Shareholders wishing to appoint a third party as their proxy must post a photocopy of their Attendance/Proxy Card, filled in and signed, to the Company’s registered office.

Once the Attendance/Proxy Card has been filled in and signed, the original or photocopy may be sent by any of the following means:

a.              By post, addressed to: “Mediaset España Comunicación, S.A.” (Extraordinary General Meeting 2020), Carretera de Fuencarral a Alcobendas nº 4, 28049 Madrid.

b.              Using the prepaid reply envelope supplied with the Attendance/Proxy Card.

c.               In person, to the address given above.

Requirements: only proxies issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

Shareholders appointing a proxy by post are obliged to inform the proxy of their appointment so that they can accept it. An appointment will be considered accepted when the proxy identifies him or herself with his or her national identity document or passport on the day and at the place of the Extraordinary General Meeting, within the two hours prior to its commencement, so that the shareholders registry personnel can verify the proxy, providing, if necessary, the original Attendance/Proxy card.

Should shareholders appoint the chairperson of the Extraordinary General Meeting as their proxy, communication and acceptance will be considered effected on receipt of the original Attendance/Proxy Card by the Company.

The proxy may only cast a vote on behalf of the shareholder who has appointed him/her by attending the meeting in person.

3.              Terms for exercising the right to remote voting and appointing proxies:

In order to be valid, the appointment of proxies and votes cast remotely (electronically or by post) in advance of the Extraordinary General Meeting must be received at the Company’s registered offices or through the Company’s website before 00:00 on 5 February 2020. Beyond this time, proxies will not be deemed issued and votes will not be considered cast.

RULES FOR EXERCISING THE RIGHT TO VOTE BY PROXY OR REMOTELY

1.              Priority between voting by proxy/remotely and physically attending the Extraordinary General Meeting:

a.              Shareholders who attend the Extraordinary General Meeting after voting by proxy or voting remotely in advance of the Extraordinary General Meeting render their proxy/distance vote null and void.

b.              Similarly, any vote, regardless of the means employed to cast it, will cancel any previous or subsequent remote appointment of a proxy.

2.              Should a shareholder appoint more than one valid proxy remotely in advance of the date of the Extraordinary General Meeting, the last one received by the Company will prevail.

3.              Should a shareholder issue more than one vote remotely on an item on the agenda, the last vote received by the Company will prevail and any others received before that vote will be considered invalid.

4.              When electronic means are employed to cast a vote or appoint a proxy in advance of the Extraordinary General Meeting, only one electronic transaction will be allowed for each type of operation (one vote or one proxy).

5.              Votes cast or proxies appointed remotely in advance of the date of the Extraordinary General Meeting will be rendered null and void from the moment the shareholder no longer owns the shares conferring attendance rights. The shareholder is responsible for the custody of his/her electronic signature enabling him/her to vote or appoint proxies electronically.

6.              Shareholders who are legal persons or who are not resident in Spain should consult the Shareholders Services Office (Oficina de Atención del Accionista) regarding the possibility of adapting the mechanisms for remote voting and proxy appointment in advance of the date of the Extraordinary General Meeting to their particular circumstances. Likewise, shareholders who are legal persons should notify the Company of any modification or cancellation of their representatives’ powers. The Company cannot accept any responsibility until it receives such notification.

7.              The Company reserves the right to modify, suspend, cancel or restrict the electronic voting and proxy mechanisms whenever necessary for technical or security reasons.

8.              The Company may not be held responsible for damage to shareholders arising from malfunctions, overloads, line failures, faulty connections, postal service failures or any other incident of a similar nature beyond its control that prevents shareholders from using these remote voting and proxy mechanisms.

For any further information regarding the submission of documentation and any other aspect of this meeting notice, shareholders are invited to visit the Information Office located at the Company’s registered office in Madrid, Carretera de Fuencarral a Alcobendas, nº 4 (Área de Relaciones con Inversores) or call the Shareholder Service Office (Oficina de Atención del Accionista), telephone +34 91 358 87 17.

PRESENCE OF A NOTARY PUBLIC

In accordance with the LSC and the General Meeting Regulations, the Board of Directors has resolved to request a notary public be present to take the minutes of the Extraordinary General Meeting.

PERSONAL DATA PROTECTION

Shareholders’ personal data and, where applicable, those of their representatives, that are provided to the Company in the exercise or delegation of their right to attend and vote at the Extraordinary General Meeting, including data provided for this purpose by the banks and securities companies and agencies in which shareholders deposit or hold their shares, and other data obtained through the recording of the Meeting (i.e. image and voice) will be processed by the Company in order to manage the development, implementation and control of the existing shareholding relationship with respect to the calling, holding, recording and broadcasting of the Extraordinary General Meeting, to comply with legal obligations, and to manage the exercise of shareholders’ rights to information, attend and vote. For these purposes, the data processor will be the Company. The legal bases for the processing are to comply with statutory obligations derived from commercial law and the shareholding relationship. Personal data will be processed during the shareholding relationship and, after that, during a period of six years but only for the purposes of responding to any statutory or contractual action, unless, exceptionally, a longer term applies for statutory or contractual reasons.

The data subject will, in any case and where legally appropriate, have a right to access, rectify, erasure, object to, data portability, restrict the processing of the data collected by the Company, not to be subjected to automated individual decision-making, and to withdraw consent. These rights may be exercised in compliance with the terms and conditions established for that purpose in the legislation, sending a letter to Mediaset España Comunicación, S.A., Carretera de Fuencarral a Alcobendas, 4 (28049 Madrid), or by email to the email address of the Company’s Data Protection Officer (privacidad@mediaset.es). In addition, the data subject has the right to file a complaint with the data protection authority in Spain, which is the Agencia Española de Protección de Datos (www.aepd.es).

If the Attendance/Proxy Card includes personal data relating to a third party or if a proxy attends the meeting in representation of a shareholder, the shareholder must inform the third party of the contents of the above and satisfy any other requirements that may be applicable for the correct transfer of personal data to the Company without it having to perform any additional action. Their data will be communicated to the notary in relation to the drafting of the notarial deed of the Meeting and may be provided to third parties in the exercise of the statutory right to information, or be accessible to the general public insofar as they appear in the documentation that is available on the web page (https://www.telecinco.es/inversores/es/) or disclosed in the Extraordinary General Meeting, which may be recoded and made public on the said website and in accredited media. We inform all the shareholders who attend the Extraordinary General Meeting that this will be recorded and published, and that your image and voice will be processed with the purpose of managing the audio-visual recording and publication of the Extraordinary General Meeting in accordance with transparency requirements under applicable regulations. The legal bases for this processing are the Company’s legitimate interest in recording and broadcasting the Extraordinary General Meeting, which is recognized in the applicable regulations and the principle of transparency and the consent granted by the shareholders and their proxies that attend (on-site or remotely) the Extraordinary General Meeting.

OTHER GENERAL INFORMATION

•                  Only Attendance/Proxy Cards issued by the Company will be considered valid.

•                  There will be no payment or gift for attending the Extraordinary General Meeting.

Signed in Madrid on 4 December 2019.

Secretary to the Board of Directors

Mr Mario Rodríguez Valderas

Notice to U.S. Investors

This business combination is made for the securities of a foreign company. The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.